Ex. 99.25(2)(j)(3)

AGREED FORM

Amendment to Amended and Restated Master Custodian Agreement

This amendment executed August 31, 2023, effective September 30, 2023 (the “Amendment”), to the Amended and Restated Master Custodian Agreement dated as of December 1, 2022 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Agreement”), is by and among each management investment company and each Cayman Islands entity identified on Appendix A thereto (each a “Fund” and collectively as the “Funds”), and State Street Bank and Trust Company (the “Custodian”, and together with the Funds, the “Parties”).

Whereas, the Custodian and certain Funds entered into a Master Custodian Agreement dated December 30, 2010 (the “Original Agreement”) by which the Custodian provides certain custodial services relating to securities and other assets of each fund party thereto;

Whereas, the Parties entered into the Agreement thereby amending and restating the Original Agreement;

Whereas, each Fund segregates and separately manages certain of each respective Fund’s assets or portfolio of assets (each in an account).

Whereas, the Parties desire to include Jackson Credit Opportunities Fund as an additional Fund, in accordance with Section 20.5 of the Agreement.

Now, Therefore, in consideration of the promises and mutual covenants herein contained, the Parties hereto agree as follows:

1)	In accordance with Section 20.5 of the Agreement, the Agreement is hereby amended to reflect the addition of the following management investment company as a Fund under the Agreement (the “New Fund”):

Jackson Credit Opportunities Fund

By execution of this Amendment, the New Fund hereby agrees, except as provided in Section 3 of this Amendment, (a) to become bound by all of the terms and conditions and provisions of the Agreement as a Fund including, without limitation, the representations and warranties set forth therein and (b) to adopt the Agreement with the same force and effect as if the New Fund was originally a party thereto. It is further agreed that the services to be provided to the New Fund shall be those set forth in the Agreement.

2)	Appendix A to the Agreement is hereby deleted in its entirety and replaced with the Appendix A attached hereto to reflect the addition of the New Fund as an additional Fund.

3)	Section 18 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 18.   Effective Period, Termination and Amendment.

The Original Agreement remained in full force and effect for an initial 2-year term.

With respect to Jackson Credit Opportunities Fund only, this Agreement shall remain in full force and effect for an initial 2-year term ending September 30, 2025 (the “Initial Term”). During the Initial Term, either Jackson Credit Opportunities Fund or the Custodian may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to Jackson Credit Opportunities Fund, Jackson Credit Opportunities Fund shall pay Custodian its compensation due and shall reimburse Custodian for its costs, expenses and disbursements.

Information Classification: Limited Access

In the event of: (i) Jackson Credit Opportunities Fund's termination of this Agreement prior to the end of the Initial Term with respect to Jackson Credit Opportunities Fund for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Custodian is not retained to continue providing services hereunder to Jackson Credit Opportunities Fund (or its respective successor), Jackson Credit Opportunities Fund shall pay the Custodian its compensation due through the end of the Initial Term (based upon the average monthly compensation previously earned by Custodian with respect to Jackson Credit Opportunities Fund) and shall reimburse the Custodian for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Custodian will deliver Jackson Credit Opportunities Fund’s securities and cash as set forth hereinbelow. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of Jackson Credit Opportunities Fund and distribution of Jackson Credit Opportunities Fund’s assets as a result of the trustees’ determination in their reasonable business judgment that Jackson Credit Opportunities Fund is no longer viable, (b) a merger of Jackson Credit Opportunities Fund into, or the consolidation of Jackson Credit Opportunities Fund with, another entity, or (c) the sale by Jackson Credit Opportunities Fund of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Custodian is retained to continue providing services to Jackson Credit Opportunities Fund (or its respective successor) on substantially the same terms as this Agreement.

After the Initial Term outlined hereinabove has been satisfied, the following language in this Section 18 shall apply with respect to Jackson Credit Opportunities Fund.

Except as provided in the preceding three paragraphs with respect to the Jackson Credit Opportunities Fund, this Agreement shall continue in full force and effect until terminated as hereinafter provided. The Agreement may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than ninety (90) days after the date of such delivery or mailing. Notwithstanding the foregoing, this Agreement may be terminated at any time upon mutual written agreement of the parties hereto.

Termination of this Agreement with respect to any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio. The provisions of Sections 4.11, 16 and 17 of this Agreement shall survive termination of this Agreement for any reason.

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.”

4)	The following language is hereby added as Section 21 to the Agreement:

“Section 21.   Foreign Exchange.

21.1       Role of Custodian. The role of the Custodian with respect to foreign exchange transactions is limited to facilitating the processing and settlement of such transactions. The Custodian does not have any agency, trust or fiduciary obligation to the Funds or any other person in connection with the execution of any foreign exchange transactions, other than the obligation as agent to process the Proper Instructions given by the Funds.

21.2       Role of Counterparties. If a Fund enters into any foreign exchange transaction with State Street Bank and Trust Company, a subcustodian or any of their affiliates, such Fund does so on the basis that these entities are acting as a principal dealer and counterparty, and not as fiduciary or agent to the Funds, and the execution services are governed by separate arrangements (including pricing) and do not form part of the services provided by the Custodian under this Agreement. This applies to foreign exchange transactions entered into by a Fund directly with the trading desk of these entities or by Proper Instruction to the Custodian using the indirect foreign exchange services described in the general client publications of the Custodian from time to time available to clients

Information Classification: Limited Access

and their investment managers, including the Investment Managers’ Guide, Client Guide, Guide to Custody in World Markets, and FX Client Guide.”

5)	The following language is hereby added as Section 22 to the Agreement:

“Section 22.   Services Not Exclusive; Disclosure of Conflicts.

The Custodian, its subcustodians and their affiliates are part of groups of companies and businesses that, in the ordinary course of their business, provide a wide range of financial services to many clients of different kinds, and engage in transactions for their own account (including acting as foreign exchange counterparty as outlined in Section 21 and acting as banker) or for the account of other clients, which may result in actual, perceived or potential conflicts between the interests of the Funds and the interest of the Custodian, its subcustodians and their affiliates or between the interests of clients. The Custodian maintains a conflicts of interest policy, and has implemented procedures and arrangements to identify and manage conflicts of interest.

In connection with the foregoing matters, the Custodian, its subcustodians and their affiliates: (i) may do business with each client on different contractual or financial terms; (ii) will seek to profit and are entitled to receive and retain profits and compensation in connection with such activities without any obligation to account to the Funds for the same; (iii) may act as principal in their own interests, or as agent for their other clients; (iv) may act or refrain from acting based upon information derived from such activities that is not available to the Funds; (v) are not under a duty to notify or disclose to the Funds any information that comes to their notice as a result of such activities; and (vi) do not have an obligation to consider, act in, or provide information to the Funds in respect of, the interests of the Funds in connection with such activities, except to the extent (if any) expressly agreed in writing with the Funds under the contractual arrangements governing those activities. The Custodian may (but is not required to) make any disclosure or notification in connection with such activities to the Funds via publication on MyStateStreet.com or other notification mechanism.”

6)	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

7)	This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the Parties hereby adopt as original any signatures received via electronically transmitted form.

[signature page immediately follows]

Information Classification: Limited Access

In Witness Whereof, the Parties hereto have caused this Amendment to be executed by their officers designated below, effective September 30, 2023.

JNL Series Trust, and

JNL Investors Series Trust,

each on behalf of its Portfolios listed on Appendix A of the Agreement

Jackson Credit Opportunities Fund

JNL Multi-Manager Alternative

Fund (Boston Partners) Ltd.

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President and CEO

PPM Funds, on behalf of its Portfolios listed on Appendix A of the Agreement

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	PEO

State Street Bank and Trust Company

By:	/s/ Scott Shirrell
Name:	Scott Shirrell
Title:	Managing Director

Information Classification: Limited Access

Appendix A

(Updated as of September 30, 2023)

Management Investment Company: JNL Series Trust, for the following Portfolios
JNL Multi-Manager Alternative Fund
JNL Multi-Manager Emerging Markets Equity Fund
JNL Multi-Manager International Small Cap Fund
JNL Multi-Manager Mid Cap Fund
JNL Multi-Manager U.S. Select Equity Fund
JNL/Baillie Gifford International Growth Fund
JNL/Baillie Gifford U.S. Equity Growth Fund
JNL/Causeway International Value Select Fund
JNL/ClearBridge Large Cap Growth Fund
JNL/DFA International Core Equity Fund
JNL/DFA U.S. Core Equity Fund
JNL/DFA U.S. Small Cap Fund
JNL/DoubleLine® Core Fixed Income Fund
JNL/DoubleLine® Emerging Markets Fixed Income Fund
JNL/DoubleLine® Shiller Enhanced CAPE® Fund
JNL/DoubleLine® Total Return Fund
JNL/Fidelity Institutional Asset Management® Total Bond Fund
JNL/GQG Emerging Markets Equity Fund
JNL/Harris Oakmark Global Equity Fund
JNL/Invesco Diversified Dividend Fund
JNL/Invesco Global Growth Fund
JNL/Invesco Small Cap Growth Fund
JNL/JPMorgan Global Allocation Fund
JNL/JPMorgan Hedged Equity Fund
JNL/JPMorgan Midcap Growth Fund
JNL/JPMorgan U.S. Government & Quality Bond Fund
JNL/JPMorgan U.S. Value Fund
JNL/Lazard International Strategic Equity Fund
JNL/Loomis Sayles Global Growth Fund
JNL/Lord Abbett Short Duration Income Fund
JNL/Mellon World Index Fund
JNL/Mellon Nasdaq® 100 Index Fund
JNL/MFS Mid Cap Value Fund
JNL/Neuberger Berman Commodity Strategy Fund
JNL/Neuberger Berman Gold Plus Strategy Fund
JNL/Neuberger Berman Strategic Income Fund
JNL/PPM America Floating Rate Income Fund
JNL/PPM America High Yield Bond Fund
JNL/PPM America Total Return Fund
JNL/RAFI® Fundamental U.S. Small Cap Fund
JNL/RAFI® Multi-Factor U.S. Equity Fund
JNL/T. Rowe Price Capital Appreciation Fund
JNL/T. Rowe Price Established Growth Fund
JNL/T. Rowe Price Balanced Fund
JNL/T. Rowe Price Mid-Cap Growth Fund
JNL/T. Rowe Price Short-Term Bond Fund
JNL/T. Rowe Price U.S. High Yield Fund
JNL/T. Rowe Price Value Fund

Information Classification: Limited Access

A-1

JNL/Westchester Capital Event Driven Fund
JNL/Western Asset Global Multi-Sector Bond Fund
JNL/William Blair International Leaders Fund

Management Investment Company: JNL Investors Series Trust, for the following Portfolio
[Reserved]

Management Investment Company: Jackson Credit Opportunities Fund

Management Investment Company: PPM Funds, for the following Portfolios
PPM Core Plus Fixed Income Fund
PPM High Yield Core Fund

Cayman Islands Entity:
JNL Multi-Manager Alternative Fund (Boston Partners) Ltd.

Information Classification: Limited Access

A-2